EXHIBIT 10.6

                TECHNOLOGICAL RESEARCH AND DEVELOPMENT AUTHORITY
                                STATE OF FLORIDA
                  INVESTMENT INITIATIVE FOR ENERGY TECHNOLOGIES


                             TRDA FUNDING AGREEMENT

         This Agreement, dated November 20, 2002, ("Effective Date"), is made between the Technological Research and Development Authority of the State of Florida, having its principal place of business at 5195 South US Highway 1, Titusville, Florida 32780 ("TRDA") and DynEco Corporation, having its principal place of business at 564 International Place, Rockledge, FL 32955 ("DynEco").

                                    RECITALS

         WHEREAS under a special agreement with the Florida Department of Community Affairs ("Department"), TRDA operates a program titled "Investment Initiative for Energy Technologies" pursuant to which TRDA may provide funding to Florida for-profit companies;

         WHEREAS the purposes of the program are to benefit Florida's economy and promote energy conservation and efficiency by assisting Florida companies with the commercialization of energy-related technologies and related new or advanced products and services, the creation of new jobs, and the replenishment of program funds;

         WHEREAS DynEco has applied for funding by TRDA to develop and commercialize the UniVane compressor, and;

         WHEREAS DynEco has obtained the required matching funds as indicated in their proposal.

         NOW, THEREFORE, in consideration of the representations and mutual promises set forth herein, the parties agree as follows:

A. INCORPORATION OF RECITALS. The parties represent and warrant that the above recitals are true and correct and are hereby incorporated in the body of this Agreement by this reference.

B. PURPOSE. The purpose of this Agreement is to provide for the partial funding for the development and commercialization of UniVane compressors and hydrogen circulators developed by DynEco for fuel cell applications. Upon the completion of development, DynEco will develop the market for and engage in the commercialization of new technology. In consideration of the funding to be supplied by TRDA, DynEco will make royalty payments to TRDA from Gross Sales. Funding DynEco aims to bring about significant energy savings, create high tech jobs and attract new capital investment, promote the State of Florida as a recognized fuel cell industry center, and replenish the program's funds. This Agreement is intended to govern the performance of the parties, including the use of TRDA funds, commercialization goals and compliance with the requirements of the Investment Initiative for Energy Technologies.

C. DEFINITIONS. For purposes of this Agreement, the following words and terms shall have the meaning set forth below:

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         1. "Gross Sales" means all revenues recognized in accordance with generally accepted accounting principles from the sale, distribution, lease or other disposal of the Product by DynEco or any subsidiary, affiliate or sublicensee of DynEco in the Territory, less returns, allowances, prompt payment and volume discounts that are customarily provided in the industry. Freight, packing, insurance, and sales and other taxes based on a sale of the Product may be deducted from Gross Sales when included in the gross sales price, but not taxes assessed on income derived from such sales. Gross Sales shall also include revenues generated from the licensing, sale or other disposition, of Inventions.

         2. "Inventions" means all inventions, discoveries, concepts, research, ideas and improvements conceived or developed, individually or jointly, prior to or during the term of this Agreement, that relate directly or indirectly to the Services regardless of whether a patent, copyright or another type of legal protection covers that subject matter, and regardless of the tangible form in which the subject matter is embodied.

         3. "Services" means the development, engineering, management, financial controls and production of UniVane compressors and hydrogen circulators. For purposes of calculating royalties due TRDA hereunder, Services shall also include all fees, sums and credits received from the sale, license, rental or other temporary or permanent disposition of products, devices, software, technologies or Inventions relating to the Services.

         4. "Product" means the manufacture or sale of UniVane compressors and hydrogen circulators. For purposes of calculating royalties due TRDA, Product shall also include all other products, devices and technologies that (a) result directly or indirectly from the development of the Product, and (b) as of the Effective Date are not in or ready for production at DynEco or any facility under contract with DynEco, its subsidiaries or affiliates.

         5. "Project" means all acts expressly contemplated by this Agreement, or which are otherwise necessary for the performance of DynEco hereunder.

         6. "Related Entities" means entities that are directly or indirectly involved with the development, technology, licensing or manufacturing of the Product and which are under common control or ownership with DynEco.

         7. "Territory" means all the countries of the world.

D. REPRESENTATIONS. DynEco represents and warrants that:

         1. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with its principal office located at 564 International Place, Rockledge, FL 32955, and, together with its subsidiaries and affiliates, is in good standing under the laws of the jurisdictions in which it conducts its business.

         2. It intends to maintain its principal location in the State of Florida for at least as long as any sums are due to TRDA hereunder.

         3. It lawfully possesses, whether through ownership, agreement or license, any and all rights to the technology required for the completion of the Project and the provision of Services and, with the funding provided herein, it can both complete the project development and provide Services.

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         4. The information supplied in the proposal and all other documents delivered to TRDA are true, accurate and complete to the extent presented in the proposal.

         5. There are no actions, suits or proceedings pending against DynEco, or to the knowledge of DynEco, threatened against it, or orders, judgments, injunctions or decrees that would materially affect the Project or the Services, including the ability of DynEco to make all payments required hereunder. DynEco's Notes to Financials are incorporated here by Reference.

         6. It is not in default with respect to any order of any court or governmental authority, or in violation of any ordinances, governmental rules or regulations to which it is a party or to which it is subject.

         7. Neither it, any member of its staff, or any subcontractor is debarred or suspended or is otherwise excluded from or ineligible to participate on government funded programs.

E. CONDITIONS OF TRDA FUNDING. It is understood that DynEco shall:

         1. Diligently perform the work in a manner that is consistent with its proposal to TRDA for the development and commercialization of UniVane compressors and hydrogen circulators, set forth as Exhibit A, and the Work/Payment Schedule and Statement of Work set forth as Exhibit B.

         2. Provide the necessary personnel, material, services, technology, equipment and facilities to meet the milestones and other critical dates required to complete the Project.

         3. Assist TRDA and the Department in complying with the Stripper Well Settlement Agreement and guidance issued by the US Department of Energy, the Financial Assistance Rules described in Title 10, Part 600, as well as those regulations concerning the use of oil overcharge recovery funds.

         4. Upon reasonable notice, allow representatives of TRDA, the Department, or other interested groups or parties, reasonable visitation to the facilities and sites associated with the Project.

         5. Make no future expenditures or take any action material to the Project that has not been approved by TRDA, and immediately notify TRDA in the event of any changes relating to the scope or direction of the Project. No funds provided hereunder, whether by TRDA or matching funds, shall be used to fund work performed, or activities not directly related to the performance of this Agreement, such as basic research, seminars, training programs, business plan development, market research, interest expense, claims or litigation. Funds provided hereunder by TRDA shall be used to match funds obtained by DynEco.

         6. Conduct a minimum of seventy-five percent (75%) of the work represented by this Agreement, including the work funded by TRDA, the matching funds and by DynEco, within the State of Florida.

         7. Require that all subcontractors agree to be bound by terms and conditions no less restrictive than those contained herein, including such terms as they relate to the indemnification of TRDA. All subcontracts shall require a prior notification to and approval by TRDA and copies of the executed agreements shall be provided to TRDA within ten (10) days after their execution.

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         8. Complete the Project within twenty four (24) months of the Effective
         Date.

F. TRDA FUNDING/PAYMENT.

         1. The funds to be disbursed by TRDA pursuant to this Agreement shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00). Funding shall be subject to the receipt by TRDA of sufficient funds from the Department. TRDA will notify DynEco within ten (10) days of any reduction in funds provided hereunder.

         2. TRDA payments shall be made to reimburse DynEco for 50% of its allowable costs pursuant to Paragraph E. 5. and in accordance with Exhibit B, the Work/Payment Schedule and Statement of Work. It is understood that DynEco submit no more than one request for reimbursement within each calendar month and that any payment with respect thereto is conditioned on (a) the completion of applicable tasks and subtasks and the receipt and approval by TRDA of the deliverables contemplated by the Work/Payment Schedule and Statement of Work (as described in Section H.), (b) receipt of allowable costs with including paid invoice(s) as required, (c) receipt of monthly reports, and (d) such other documents, information and certifications required by this Agreement.

         3. Payments will be issued within thirty (30) days from the receipt and approval of a DynEco reimbursement claim containing an original signature of an authorized DynEco representative, specifying the payment requested (not exceeding 50% of invoices as noted in Paragraph
         F. 2. above paid by DynEco on approved expenses), the tasks and subtasks completed, the time period covered and the following certification:

                  "This is to certify that this invoice is for requesting payment only on those tasks that have been completed in accordance with this Agreement. It is further certified that no portion of the funds received or to be received have or will be used for lobbying in violation of Section 216.347 of the Florida Statutes."

         4. To the extent that any tasks and/or subtasks have not been completed to the satisfaction of TRDA, TRDA shall both notify DynEco of such event and withhold an amount equal to the amount requested for such tasks and subtasks. Unless DynEco can complete the tasks and/or subtasks, which are the subject of the notification, to the satisfaction of TRDA before the closing of TRDA's regular payment cycle, payment for such tasks and/or subtasks shall occur upon receipt of the invoice in the following month.

         5. Requests for revisions in the Work/Payment Schedule and the Statement of Work shall be submitted in writing and promptly reviewed by the parties. Determinations on such requests will be rendered by the TRDA Board within thirty (30) calendar days of receipt. Unapproved revisions will not be reimbursed by TRDA.

G. ROYALTY PAYMENTS.

         1. DynEco shall pay, or cause to be paid, to TRDA royalty payments equal to five percent (5%) of the Gross Sales in any calendar year. Such payments shall be made quarterly beginning with the calendar quarter after the quarter during which Gross Receipts are first received by DynEco.

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         Unless this Agreement is terminated pursuant to Section O, below, in which case any amounts owed shall be immediately due and payable, royalty payments shall continue until an amount equal to three (3) times the total amount of the TRDA funding has been received by TRDA from DynEco. At its sole option, DynEco may make advance payments or payments in excess of those required hereunder, and such payments shall be credited against the total amount due.

         2. Notwithstanding anything to the contrary herein, DynEco may, in its sole discretion, and at any time during the term of this Agreement, pay an amount to TRDA equal to three (3) times the total amount of the TRDA funding received by DynEco as of that date (less any unexpended funds returned to TRDA), and in doing so, DynEco is thereafter relieved of any further obligations under this Agreement.

H. EVALUATION AND REPORTING REQUIREMENTS. The following reports, documents and demonstrations are required for presentation and delivery to TRDA:

         1. Bi-Monthly Reports. DynEco shall submit a copy of a written report on the status of the activities that are being conducted pursuant to this Agreement. The reports will be submitted through the end of the agreement and will address, but not be limited to the following:

         (a)      accomplishments relative to milestones and schedules
         (b)      financial status
                  (i) budget summary for the project period covered by the report
                  (ii)     budget summary for the project overall to date
                  (iii)    explanation for any requested budgetary changes
                  (iv) job cost detail report reflecting costs incurred for which all funds with respect to the Project were used
         (c) activities of each contractor, subcontractor or other participants
         (d)      detail of any slippage or any difficulties encountered
         (e)      measures by DynEco to address items in (d) above
         (f) explanation for any requested change in focus or timeline for the Project
         (g)      material changes in project personnel
         (h) any other material changes that could affect the outcome or commercial potential of the Project
         (i)      anticipated date for first use or sale of the Services
         (j) savings as a result of incorporation of the Product into DynEco production processes, if applicable
         (k)      results of any demonstrations and testing
         (l) the intellectual property rights maintained by DynEco in the Products
         (m) patent and copyright indemnities provided by DynEco to any person or entity in connection with the Project

         2. Tasks/Deliverables Report. DynEco shall submit a Tasks/Deliverables Report, consistent with Exhibit B, the Work/Payment Schedule and Statement of Work, with each reimbursement request. The Tasks/Deliverables Report shall include all the designated designs, plans, results, etc., and provide specific detail describing and verifying the achievement of the respective project tasks. The invoice accompanying the Tasks/Deliverables Report shall be for an amount no greater than specified on the Work/Payment Plan.

         3. Final Reports. Ten (10) copies of a final Project report must be submitted to TRDA not later than thirty (30) calendar days after completion of the work specified in Exhibit B. A final

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         invoice/fiscal report must be submitted not later than sixty (60)
         calendar days after completion of the work specified hereunder. The final project report will include a narrative that details and evaluates the accomplishments and impacts of the Project, and the final Fiscal report will address each of the items referenced in (a) through
         (k) above.

         4. Demonstrations. Upon request, DynEco shall demonstrate the capabilities of its UniVane compressor to TRDA and the Department.

         5. Annual Impact Surveys. DynEco will complete and return to TRDA Economic Impact Surveys on an annual basis for ten (10) years after the First Use, or until such later date as DynEco has made full payment as defined in paragraph G, ROYALTY PAYMENTS.

         6. Financial Statements. DynEco shall provide to TRDA a project financial report on its UniVane compressor operations, including balance sheet and income (P&L) statement. This report shall be submitted within ninety (90) days from the end of each fiscal year, or portions thereof, on an annual basis for up to ten (10) years, or until such time as DynEco has made full payment as defined in paragraph G, ROYALTY PAYMENTS. Project Financial Report is subject to third party audit as defined hereafter in paragraph J, ROYALTY REPORTS/AUDIT.

I. PROJECT RECORDS.

         1. DynEco shall retain all financial records, supporting documents, statistical records and any other documents relating to this Agreement for a period of not less than three (3) years from the date of expiration of this Agreement, or final payment to TRDA hereunder, whichever is later. In the event of any litigation, claim, or audit involving such records and documents, this period shall be extended until such matters have been resolved.

         2. DynEco understands and agrees that except for reports containing trade secrets as defined by Chapter 812.081 of the Florida Statutes, any records relating to this Agreement, whether in the possession of TRDA, the Department or DynEco, may be a "public record" as defined in Chapter 119, Florida Statutes, and that such records may have to be available for public inspection and copying at reasonable times and under reasonable circumstances. Any requests for disclosure will be evaluated by legal counsel prior to such disclosure to insure that TRDA is in full compliance with applicable state law.

J. ROYALTY REPORTS/AUDIT

         1. Beginning as of the second calendar quarter of 2005, DynEco shall make written quarterly reports to TRDA within thirty (30) days after the first day of each of the months of January, April, July and October during the life of this Agreement. Such reports shall state in sufficient detail the usage and other components of Gross Revenues during the preceding three (3) calendar months and upon which royalties are payable as well as the detail requested in Section H.1 (d), (g),
         (h), and (j).

         2. Concurrent with the making of each such report, DynEco shall pay TRDA royalties at the rates specified.

         3. DynEco shall keep full, clear and accurate books and records with respect to the Sales of Products subject to royalties hereunder. Such books and records shall be kept at DynEco's Principal Florida Office and made in a manner such that the royalty reports made pursuant to this section can be verified. TRDA, or authorized representatives of TRDA, shall have the right to both examine and audit such records upon reasonable notice during normal business hours, but not more than twice

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         per year. In case of any dispute as to the sufficiency or accuracy of such records, TRDA may have an independent auditor examine and certify such records. Such inspections shall be at the expense of TRDA, unless a variation or error to the prejudice of TRDA exceeding three percent (3%) is discovered. In such event, DynEco shall be responsible for all costs relating to such audit. DynEco will promptly pay to TRDA the full amount of any underpayment together with interest thereon at the current prime interest rate as reported in the Wall Street Journal the week underpayments are reported.

K. INSURANCE. DynEco shall procure and thereafter maintain the following types of insurance in not less than the stated minimum coverage with respect to its performance under this Agreement:

         1. Worker's Compensation Insurance in accordance with statutory requirements for all States in which the Project is performed.

         2. Employer Liability Insurance with a limit of not less than $ 500,000 in the aggregate.

         3. Comprehensive General Liability Insurance providing Operations Liability, Owners and Contractual Protective Liability and Contractual Liability (specifically, but not by way of limitation, covering liability assumed under the section below titled Indemnification). Coverage is to include the hazards of explosion, collapse and underground damage. The policy shall provide a combined single limit of liability for personal injury (including death) and property damage for not less than $1,000,000 for each occurrence.

L. INDEMNIFICATION. DynEco, at its sole expense, shall indemnify and hold the State of Florida, TRDA, the Department, associated agencies of the State of Florida, and their directors, officers, employees, agents, affiliates, designees and assignees, harmless from any loss, damage or liability or expense arising as the result of the performance of this Agreement by DynEco or its subcontractors, or in the course of the development, testing and use of the UniVane compressor, or with respect to its compliance with all laws and regulations, including those specifically included herein. DynEco, at its sole expense, shall defend any suit or dispose of any claim or other proceedings brought against said indemnities on account of such loss, damage, liability, or expense and shall pay all costs and expenses, including attorneys' fees, and satisfy all judgments which may be incurred by or rendered against said indemnities.

M. INDEPENDENT CONTRACTOR. Notwithstanding anything to the contrary in this Agreement, or any other communications between the parties, DynEco shall be deemed an independent contractor and not an agent, employee, joint venturer or partner of TRDA, the Department or the State of Florida. DynEco is not authorized to represent itself as an agent or employee of TRDA, the Department, or the State of Florida before any person or entity and TRDA shall not be bound by any acts or conduct of DynEco.

N. EXCUSABLE DELAY. Acts of God, or of the public enemy, acts of the Government in its sovereign capacity, fires, floods, strikes, epidemics, quarantine restrictions, or freight which cause failure to perform hereunder and, in every case, are beyond the reasonable control and without the fault or negligence of DynEco, shall constitute an excusable delay, if written notice thereof is given to TRDA within ten (10) days after such event shall have occurred. In the event of delay resulting from any of the above causes, only the applicable delivery requirements will be extended accordingly.

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O. TERM AND TERMINATION.

         1. This Agreement shall be effective as of the date first specified above and shall remain in force for a period of ten (10) years, unless otherwise terminated as provided herein or renegotiated, or agreed upon by the mutual consent of TRDA and DynEco or its successor company.

         2. This Agreement may be terminated as follows:

                  (a) By TRDA for cause immediately upon written notice to DynEco. Cause shall include, without limitation, misuse of funds, fraud, DynEco's abandonment of the Project, a material change in the scope or focus of the Project, refusal by DynEco to permit public access to any document or other material subject to disclosure under Chapter 119 of the Florida Statutes, as amended, or the transfer or attempted transfer by DynEco to a third party of its rights and obligations in connection with the Project.

                  (b) By TRDA immediately upon written notice in the event DynEco becomes insolvent or is the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits its inability to pay its debts as they become due.

                  (c) By TRDA or DynEco upon ten (10) days written notice in the event of any suspension or termination of funds by the Department or any state or federal agency providing financial assistance to the Project. Should TRDA disburse to DynEco an amount less than $150,000 as a result of receiving insufficient funds from the Department, this agreement shall immediately terminate and the DynEco obligation to TRDA shall be limited to the return of all unexpended funds.

                  (d) By TRDA upon thirty (30) days written notice in the event a default by DynEco of any of the provisions of this Agreement, provided that DynEco shall have thirty (30) days in which to cure any such default.

                  (e) By mutual written consent of the parties.

         3. If terminated by TRDA under (a), (b), or (d) above, notwithstanding any provisions herein to the contrary, TRDA shall be entitled to recover in royalty payments three (3) times the amount of funding received by DynEco from TRDA which shall become due and payable immediately upon receipt of written notice of termination.

         4. If terminated by TRDA under (c) or by the parties pursuant to (e) above, DynEco shall pay to TRDA only that amount of the funds actually provided by TRDA hereunder, payable pursuant to Section G, Royalty Payments, above.

         5. In the event of any termination of this Agreement, all unexpended funds of TRDA shall be returned to TRDA and all property costing in excess of five hundred dollars ($500.00) and purchased exclusively with TRDA funds shall become the property of TRDA.

P. CONTINGENT FEES PROHIBITED. DynEco represents and warrants that no person, selling agency, or other organization has been employed or retained to solicit or secure this Agreement upon a contract or understanding for a commission, percentage, brokerage, or contingent fee. In the event of a violation of this section, TRDA may, in its sole discretion, terminate the Agreement pursuant to

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the Termination provision, below, or deduct the full amount of any such commission, percentage, brokerage, or contingent fee from the funds it provides hereunder.

Q. LOBBYING AND POLITICAL ACTIVITY PROHIBITED.

         1. DynEco represents and agrees that no federal, State of Florida, or TRDA funds have been paid or will be paid by or on behalf of DynEco to any person for influencing or attempting to influence any officer or employee of any federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement.

         2. If any funds other than federally appropriated funds have been paid by DynEco to any person for influencing or attempting to influence an officer or employee of any federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Agreement, DynEco shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions. DynEco shall require that the language of this section be included in the award documents for all sub-awards at all tiers (including subcontracts, subgrants, and contracts under grants, loans and cooperative agreements) and that all recipients shall certify and disclose accordingly.

         3. No funds received pursuant to this Agreement may be expended for lobbying the legislature or any state agency.

R. COMPLIANCE WITH THE LAW. DynEco shall comply with all applicable federal, state and local laws and regulations, including all United States export laws and regulations and the following:

         1. Discrimination in Employment. DynEco shall comply with all federal and state employment laws and regulations and, with respect to the operation of this Agreement, shall assure TRDA that no person shall be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination on the grounds of race, color, national origin, sex, or handicap, under any program or activity in which TRDA, or the Department, provides funds received from the federal or state government.

         2. Clean Air and Water Act. DynEco shall comply with all applicable standards, orders, or requirements issued pursuant to the following:
         Section 306 of the Clean Air Act, Section 508 of the Clean Water Act, and Environmental Protection Agency Regulations.

S. RELIGIOUS ACTIVITY PROHIBITED. DynEco shall use its best efforts to prohibit religious activity, including religious instruction, missionizing or proselytizing at the project site or sites during the performance of this Agreement.

T. PUBLICATIONS AND PUBLICITY. Any publications which result from the Project, including without limitation, follow-up studies, research papers, articles, patent applications, or student theses or dissertations, shall be properly acknowledged and reported to TRDA in a timely manner. DynEco shall obtain the prior written approval of TRDA concerning the content and timing of news releases, articles, brochures, advertisements, speeches and other information releases concerning the performance of the Agreement. Notwithstanding the above, all information that is disseminated as a result of this Agreement shall contain the following statement which acknowledges support from the Department and TRDA:

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"Funding for this project was provided in part by the Department of Community
Affairs/Florida Energy Office and the Technological Research and Developmental Authority."

U. NOTICES. Any notice(s) required or permitted to be given or made in this Agreement shall be in writing. Such notice(s) shall be deemed to be duly given or made when it shall have been delivered by hand or registered mail to the party to which it is required to be given or made at such party's address specified below:

         If for DynEco:    DynEco Corporation.
                           564 International Place
                           Rockledge, FL 32955

                           Attn: Dr. Thomas C. Edwards

         If for TRDA:      TRDA
                           5195 South Washington Ave
                           Titusville, Florida 32780

                           Attn: Ms. Bobbie Sirmons

V. LIMITATION OF LIABILITY. In no event shall TRDA be liable to DynEco for any damages whatever resulting from (a) death or bodily injury, or (b) any special, exemplary, consequential, or incidental damages, including but not limited to lost profits, whether arising out of contract, tort, strict liability, or otherwise, resulting from or relating to this Agreement. This section will apply notwithstanding any other provisions of this Agreement.

W. GENERAL.

         1. Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The courts of Brevard County, Florida, shall be the venue in the event of any action or proceeding with respect to the operation or construction of this Agreement.

         2. Attorney's Fees and Costs. In any dispute arising out of or related to this Agreement, the prevailing party in such dispute shall be entitled, as part of the final award, to recover its reasonable attorney's fees and costs, including costs of experts.

         3. Conformance with Standards. Where any code, ordinance, or governmental regulation requires a material or item to conform to a particular standard, DynEco shall, at the request of TRDA, deliver to TRDA a certificate stating that the material or item furnished conforms to the standard prescribed.

         4. Successors and Assigns. This Agreement shall be binding on the parties hereto, and their respective subsidiaries, successors and assigns. DynEco may not delegate any of its duties or assign any of its rights without the prior written consent of TRDA, which consent shall not unreasonably be withheld.

         5. No Modification. This Agreement may not be modified or amended except in a written document signed by authorized representatives of both parties.

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         6. Entire Agreement. The terms and conditions of this Agreement, including all referenced exhibits, constitute the final and entire agreement between the parties, and no prior or contemporaneous representations, expressions or agreements, either written or oral, shall vary or supplement the terms hereof. The terms of this Agreement shall not be supplemented or contradicted by any course of dealing, usage of trade or course of performance under this or other contracts or agreements.

         EXHIBITS

         EXHIBIT A         DYNECO PROPOSAL
         EXHIBIT B         WORK/PAYMENT SCHEDULE AND STATEMENT OF WORK

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TECHNOLOGICAL RESEARCH AND                   DYNECO CORPORATION.
DEVELOPMENT AUTHORITY


By:                                          By:
   ------------------------------------          -------------------------------
   Mr. Frank Kinney, Executive Director          Dr. Thomas C. Edwards, CEO


   ------------------------------------          -------------------------------
                  NAME                                      NAME


   ------------------------------------          -------------------------------
                  DATE                                      DATE


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